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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-22649

                                ARIS Corporation
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             (Exact name of registrant as specified in its charter)

                              2229 112th Avenue NE
                             Bellevue, WA 98004-2936
                                 (425) 372-2747
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, no par value per share

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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(l)(i)     |X|              Rule 12h-3(b)(l)(i)     |X|
      Rule 12g-4(a)(l)(ii)    |_|              Rule 12h-3(b)(1)(ii)    |_|
      Rule 12g-4(a)(2)(i)     |_|              Rule 12h-3(b)(2)(i)     |_|
      Rule 12g-4(a)(2)(ii)    |_|              Rule 12h-3(b)(2)(ii)    |_|
                                               Rule 15d-6              |_|

Approximate number of holders of record as of the certification or notice date:

                                       One
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

      This FORM 15 is being filed pursuant to the final consummation of the transactions contemplated by that certain Second Amended and Restated Agreement and Plan of Merger by and between Ciber, Inc., a Delaware Corporation and Aris Corporation, a Washington corporation dated as of June 14, 2001.

      Pursuant to the requirements of the Securities Exchange Act of 1934, ARIS Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  September 21, 2001

By:   /s/ Fred Schapelhouman
      -----------------------------

      Fred Schapelhouman
      Vice President, Finance;
      Chief Financial Officer

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